Exhibit 99.1

Omega Protein Announces First Quarter 2013 Financial Results

HOUSTON, May 7, 2013 -- Omega Protein Corporation (NYSE: OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

●	Revenues: $48.9 million for the quarter, compared to $63.1 million in the 2012 fourth quarter and $41.1 million in the 2012 first quarter

●	Gross profit margin: 24.7% for the quarter, an increase from 20.5% in the 2012 fourth quarter and 21.6% in the 2012 first quarter

●	Net income/loss: Net income of $2.8 million for the quarter, compared to a net loss of $0.5 million in the 2012 fourth quarter and net income of $1.8 million in the 2012 first quarter

●

Earnings: Earnings per diluted share of $0.14 for the quarter, compared to a loss per diluted share of $0.03 in the 2012 fourth quarter and earnings per diluted share of $0.09 in the 2012 first quarter

●	Adjusted EBITDA: $10.0 million for the quarter, compared to $11.6 million in the 2012 fourth quarter and $7.2 million in the 2012 first quarter

"We continued to benefit from better animal nutrition sales prices which helped us generate our third consecutive quarter of consolidated gross margin expansion and increased earnings versus last year’s first quarter. This was achieved despite higher cost per unit of sales associated with the low fish yields in the 2012 fishing season," commented Bret Scholtes, Omega Protein's President and Chief Executive Officer. "We are encouraged by the progress in our human nutrition segment in the first quarter as sales of our OmegaActiv concentrated fish oil continued to grow and we expanded into the dairy protein market with our acquisition of Wisconsin Specialty Protein. We believe our human nutrition segment growth initiatives will drive improved consolidated margins in the long-term.”

Mr. Scholtes concluded, "We are focused on creating a more balanced nutrition company, and are optimistic about the opportunities to further grow our human nutrition business.  In 2013, we remain dedicated to our mission to help people lead healthier lives through nutrition.”

First Quarter 2013 Results

The Company's revenues decreased 23% from $63.1 million in the fourth quarter of 2012 to $48.9 million in the first quarter. The decrease in revenues was due to a $15.8 million decrease in animal nutrition revenues, which reflected lower fish meal sales volumes of 47% and lower fish oil sales prices of 14%, partially offset by higher fish meal sales prices of 7% and higher fish oil sales volumes of 116%. First quarter 2013 fish meal sales volumes were negatively impacted by normal seasonal demand and the timing of export contract deliveries, and lower fish oil sales prices reflected changes in product mix. The increase in fish meal sales prices was primarily due to sales made pursuant to contracts entered into at higher prices, and the increase in fish oil sales volumes reflected unusually low volumes in the prior quarter. Human nutrition revenues increased $1.6 million to $6.6 million in the first quarter compared to $5.0 million in the previous quarter. The increase in human nutrition revenues reflects growing sales of the Company’s nutraceutical products, including OmegaActiv, and one month of revenues from Wisconsin Specialty Protein. The composition of revenue by nutritional product line for the first quarter of 2013 was 56% fish meal, 27% fish oil, 12% specialty food and nutraceutical ingredients, and 5% fish solubles and other.

First quarter of 2013 revenues increased 19% from $41.1 million in the same period last year. The increase in revenues was due to an $8.1 million increase in animal nutrition revenues, partially offset by a $0.3 million, or 4%, decrease in human nutrition revenues. The increase in animal nutrition revenues was primarily due to increased sales prices of 14% and 32% for the Company’s fish meal and fish oil, respectively, and increased sales volumes for the Company’s fish meal of 12%, partially offset by decreased sales volumes of 5% for the Company’s fish oil. The decrease in human nutrition revenues was due to lower revenues of Cyvex, which recognized record quarterly sales in the first quarter of 2012, partially offset by revenues from Wisconsin Specialty Protein.

The Company reported gross profit of $12.1 million, or 24.7% as a percentage of revenues, for the first quarter of 2013, versus gross profit of $12.9 million, or 20.5% as a percentage of revenues, for the fourth quarter of 2012. The increase in gross profit as a percentage of revenues was primarily due to an increase from 20.1% to 26.6% in the animal nutrition segment as a result of higher fish meal sales prices. The human nutrition segment reported gross profit as a percentage of revenues of 13.0% in the first quarter of 2013, a decrease from 24.9% in the previous quarter. The decrease reflects costs related to the transition of the Company’s Chicago-area production facility.

First quarter gross profit increased from $8.9 million, or 21.6% as a percentage of revenues, in the first quarter of 2012. The increase was primarily due to an increase in the animal nutrition segment gross profit as a percentage of revenues from 20.9% as a result of increased fish oil and fish meal sales prices, partially offset by an increased cost per unit of sales. The human nutrition segment gross profit decreased from 25.6% as a percentage of revenues, in the first quarter of 2012.

Selling, general and administrative expenses for the first quarter increased $1.1 million to $6.4 million compared to the fourth quarter of 2012. Selling, general and administrative expenses were $5.3 million for the first quarter of 2012. The increase was primarily due to professional expenses including costs related to the acquisition of Wisconsin Specialty Protein.

The Company also recorded a $0.4 million net loss on disposal of assets in the first quarter compared to a net loss of $1.1 million in the fourth quarter of 2012 and a net gain of $0.4 million in the same period last year.

The first quarter of 2013 effective tax rate was 33.2% compared to 126.2% in the fourth quarter of 2012 and 32.1% in the first quarter of 2012. The decrease in the effective tax rate from the fourth quarter of 2012 is mainly a result of a $3.6 million investigation charge in the fourth quarter, which is primarily non-deductible for tax purposes.

Net income for the first quarter of 2013 was $2.8 million ($0.14 per diluted share) compared to a net loss of $0.5 million ($0.03 loss per diluted share) for the fourth quarter of 2012 and net income of $1.8 million ($0.09 per diluted share) for the same period last year. Excluding the impact of the net loss on disposal of certain assets, net income for the first quarter of 2013 would have been $3.1 million ($0.15 per diluted share), and excluding the impact of the net loss on disposal of certain assets and impact of the investigation charge, net income for the fourth quarter of 2012 would have been $4.0 million ($0.20 per diluted share).

Adjusted EBITDA totaled $10.0 million for the first quarter of 2013, compared to $11.6 million for the fourth quarter of 2012 and $7.2 million for the same period last year.

Balance Sheet

The Company's balance sheet remains strong, and stockholders' equity increased $3.8 million to $209.4 million as of March 31, 2013 as compared to December 31, 2012. Total debt decreased $0.8 million from December 31, 2012 to $26.5 million on March 31, 2013. The Company's March 31, 2013 cash balance decreased $20.4 million from December 31, 2012 to $35.6 million. This decrease was primarily due to the acquisition of Wisconsin Specialty Protein in February 2013, expenditures made in preparation for the upcoming 2013 fishing season, capital spending, debt payments, and was partially offset by the sale of inventory.

Conference Call

Omega Protein will host a conference call on its first quarter 2013 financial results at 8:30 a.m., Eastern Time, on Wednesday, May 8, 2013. The Company's senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaproteininc.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaproteininc.com and will be available for 90 days. A telephonic replay of the conference call will be available through May 22, 2013. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 412642.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century's old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; (7) the business, operations, potential or prospects for the Company’s subsidiaries, Cyvex Nutrition, Inc., InCon Processing, LLC, Wisconsin Specialty Protein, LLC, the dietary supplement market or the human health and wellness segment generally; (8) the cost of compliance with existing and future government regulations and (9) the ultimate disposition of the ongoing U.S. Attorney’s Office investigation and the resulting impact on the Company’s operations and financial results. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact
Investor Relations

(713) 623-0060

hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$35,565	$55,998
Receivables, net	19,797	17,267
Inventories	60,574	66,659
Deferred tax asset, net	678	1,165
Prepaid expenses and other current assets	2,217	3,430
Total current assets	118,831	144,519
Other assets, net	3,563	10,789
Property, plant and equipment, net	143,425	127,640
Goodwill	19,128	7,986
Other intangible assets, net	9,173	4,362
Total assets	$294,120	$295,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,040	$3,058
Current portion of capital lease obligation	241	268
Accounts payable	2,878	3,000
Accrued liabilities	22,943	31,741
Total current liabilities	29,102	38,067
Long-term debt, net of current maturities	23,483	24,242
Capital lease obligation, net of current portion	4,922	—
Deferred tax liability, net	15,942	15,794
Pension liabilities, net	9,471	9,826
Other long-term liabilities	1,787	1,764
Total liabilities	84,707	89,693
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 19,910,828 and 19,883,940 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	195	195
Capital in excess of par value	129,497	129,040
Retained earnings	89,137	86,292
Accumulated other comprehensive loss	(9,416)	(9,924)
Total stockholders’ equity	209,413	205,603
Total liabilities and stockholders’ equity	$294,120	$295,296

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues	$48,923	$41,088
Cost of sales	36,826	32,196
Gross profit	12,097	8,892

Selling, general, and administrative expense	6,443	5,285
Research and development expense……………...	555	601
Charges related to U.S. Attorney investigation	—	233
Loss (gain) on disposal of assets	376	(397)
Operating income	4,723	3,170
Interest income	8	7
Interest expense	(392)	(396)
Other expense, net	(83)	(86)
Income before income taxes	4,256	2,695

Provision for income taxes	1,411	865
Net income	2,845	1,830

Other comprehensive income (loss):
Energy swap adjustment, net of tax expense of $139 and $394, respectively	257	731
Pension benefits adjustment, net of tax expense of $135 and $133, respectively	251	247
Comprehensive income	$3,353	$2,808

Basic earnings per share	$0.14	$0.09
Weighted average common shares outstanding	19,895	19,595
Diluted earnings per share	$0.14	$0.09
Weighted average common shares and potential common share equivalents outstanding	20,619	20,075

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$2,845	$1,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,977	4,327
Loss (gain) on disposal of assets	376	(397)
Provisions for losses on receivables	12	12
Share based compensation	457	959
Deferred income taxes	497	547
Changes in assets and liabilities:
Receivables	(1,270)	(7,527)
Inventories	7,007	897
Prepaid expenses and other current assets	1,670	794
Other assets	6,971	532
Accounts payable	(858)	1,006
Accrued liabilities	(9,013)	1,199
Pension liability, net	(104)	(216)
Other long term liabilities	23	64
Net cash provided by operating activities	13,590	4,027
Cash flows from investing activities:
Proceeds from disposition of assets	60	493
Acquisition of InCon, purchase price adjustment	—	181
Acquisition of Wisconsin Specialty Protein, net of cash acquired	(26,779)	—
Capital expenditures	(6,376)	(8,316)
Net cash used in investing activities	(33,095)	(7,642)
Cash flows from financing activities:
Principal payments of long-term debt	(777)	(720)
Principal payments of capital lease obligation	(151)	(119)
Debt issuance costs	—	(330)
Proceeds from stock options exercised	—	47
Excess tax benefit of stock options exercised	—	12
Net cash used in financing activities	(928)	(1,110)
Net decrease in cash and cash equivalents	(20,433)	(4,725)
Cash and cash equivalents at beginning of year	55,998	51,391
Cash and cash equivalents at end of period	$35,565	$46,666

The tables below present information about reported segments for the three months ended March 31, 2013 and 2012 (in thousands).

March 31, 2013	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$42,337	$6,586	$—	$48,923
Cost of sales	31,094	5,732	—	36,826
Gross profit	11,243	854	—	12,097
Selling, general and administrative expenses (including research and development)	628	1,296	5,074	6,998
Charges related to U.S. Attorney investigation	—	—	—	—
Other (gains) and losses	376	—	—	376
Operating income	$10,239	$(442)	$(5,074)	$4,723
Depreciation and amortization	$4,349	$438	$190	$4,977
Identifiable assets	$233,337	$59,016	$1,767	$294,120
Capital expenditures	$5,968	$289	$119	$6,376

(1) Includes revenues and related expenses for WSP from February 27, 2013 through March 31, 2013.

(2) Excludes revenue from internal customers of $0.6 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

March 31, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$34,239	$6,849	$—	$41,088
Cost of sales	27,098	5,098	—	32,196
Gross profit	7,141	1,751	—	8,892
Selling, general and administrative expenses (including research and development)	722	994	4,170	5,886
Charges related to U.S. Attorney investigation	233	—	—	233
Other (gains) and losses	(397)		—	(397)
Operating income	$6,583	$757	$(4,170)	$3,170
Depreciation and amortization	$3,865	$319	$143	$4,327
Identifiable assets	$253,741	$28,344	$1,975	$284,060
Capital expenditures	$7,635	$641	$40	$8,316

(3) Excludes revenue from internal customers of $0.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income (Loss) Reconciliation

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012:

	Three Months Ended (in thousands)
	March 31, 2013	December 31, 2012	March 31, 2012
Net Income (Loss)	$2,845	$(508)	$1,830
Reconciling items:
Interest expense	361	309	354
Income tax provision	1,411	2,448	865
Depreciation and amortization	4,977	4,691	4,327
Charge related to U.S. Attorney investigation	—	3,550	233
Net (gain) loss on disposal of assets	376	1,117	(397)
Adjusted EBITDA	$9,970	$11,607	$7,212

Adjusted EBITDA represents net income (loss) before interest expense, income tax, depreciation and amortization, charge related to U.S. Attorney investigation and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income (loss) as defined by GAAP and such information should not be considered as an alternative to net income (loss), cash flow from operations or any other measure of performance prescribed by GAAP in the United States.